Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

Caution: Read Carefully
This Is A Release Of All Claims

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into as of the date set forth on the signature page below by and between the undersigned individual employee, Scott T. Mereness (“Employee”) and Lippert Components, Inc.
WHEREAS, Employee is currently employed as the President of the Company, and President of LCI Industries, the parent company of the Company;

WHEREAS, the Company and the Employee are parties to that certain Executive Employment Agreement dated February 26, 2015, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”), which Employment Agreement requires the execution and non-revocation of a separation and general release agreement as a condition for receipt of post-employment payments and benefits thereunder; and

WHEREAS, pursuant to Section 3.B of the Employment Agreement, Employee and the Company have reached a mutual agreement on the termination of Employee’s employment effective as of the close of business on November 16, 2018 (“Termination Date”) on the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, Company and Employee hereby voluntarily agree as follows:
1.    Definitions. Specific terms used in this Agreement have the following meanings: (a) words such as “I,” “me,” and “my” include both the undersigned, Scott T. Mereness, and anyone who has or obtains any legal right or claims through me; and (b) “Company” means Lippert Components, Inc., its parent company LCI Industries, all of their past and present officers, directors, employees, trustees, parent companies, agents, members, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and each such entity’s subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable.
2.    Affirmation. During my employment with the Company, I have been subject to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Insider Trading Policy, each as amended from time to time. I understand that certain aspects of those policies continue to apply to me after the Termination Date and so long as I may have confidential, non-public information of the Company. I hereby confirm that I have complied with all reporting obligations under the Company’s policies and procedures, including reporting all information I may have regarding any conduct by any person that may constitute a violation of any Company policy or applicable law as outlined in such policies and procedures. As of the date of this Agreement, I am not aware of any wrongoing by or relating to the Company or any of its executives.
3.     Company’s Agreement to Make Separation Payments and Provide Other Consideration to Me. In exchange for my release and other promises made by me in this Agreement and my Employment Agreement, the Company agrees that it shall provide to me the Severance Benefits outlined in the Schedule of Severance Benefits attached hereto as Exhibit B. I acknowledge that the payments and other consideration described in Exhibit B and this Agreement constitute full and fair consideration for the release of My Claims (as provided in Paragraph 4 below). Such payments and other consideration are in addition to amounts I would be entitled to if I did not sign this Agreement and fully satisfy the Company’s obligations under the Employment Agreement.
4.    My Claims. I hereby give up and release all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims (“My Claims”). My Claims include, but are not limited to, the following: (a) all claims relating to my employment with Company, or the termination of that employment, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act (“ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Employee Retirement Income Security Act; the Family and Medical Leave Act (“FMLA”) (to the extent that FMLA claims may be released under governing law); the Americans with Disabilities Act; the applicable state civil rights laws; and/or any other federal, state, or local law; (b) all claims under any principle of common law or equity, including, but not limited to, claims for alleged unpaid compensation or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; and (c) all claims for any type of relief from the Company, including, but not limited to, claims for damages, costs, and attorney’s fees. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. In addition to these claims being released, I acknowledge that I have not suffered any physical or mental injuries arising out of my employment with the Company or the termination of that employment.

5.    Exclusions From Release.

a.
Excluded Claims. My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement), including, without limitation, any rights or claims as a result of any breach by the Company of its payment obligations set forth in Paragraphs 2 and 3 above. I understand I do not waive future claims, or the right to file claims under the Company’s health insurance programs that I participate in, including for disability benefits, in accordance with the terms and provisions of such programs. Also, I further understand that nothing in this Agreement shall in any way adversely affect whatever vested rights I may have to benefits under any retirement or other employee benefit plan. In addition, I acknowledge that this Agreement is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While I have the right to participate in an investigation, I understand that I am waiving my right to any monetary recovery arising from any investigation or pursuit of claim on my behalf, (but not my right to receive an award for information provided to any government agency or entity).

b.
Permitted Communications. Nothing in this Agreement or in the Employment Agreement prohibits me from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures (including, but not limited to, providing documents or other information) that are protected under the whistleblower provisions of federal law or regulation. I do not need the prior authorization of the Company to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures. As provided by federal law (18 U.S.C. §1833), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for my disclosure of a trade secret that is made by me: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed by me in a lawsuit or other proceeding, on the condition that such filing is made under seal.

6.    Ongoing Obligations; Amendment of Employment Agreement.

a.
I hereby reaffirm all of my ongoing obligations to the Company under my Employment Agreement, as set forth in Section 5 and 6 of my Employment Agreement and as amended herein below, and all enforcement provisions in my Employment Agreement related thereto.

b.
The definition of “Competitor” set forth in Section 5.D.iii.b of my Employment Agreement is hereby amended to add the following sentence at the end of such section: “Without limiting the foregoing, “Competitor” also includes Thor Industries, Forest River, Winnebago, and all other recreational vehicle original equipment manufacturers (OEMs).”

c.	Section 5.D.ii.a of my Employment Agreement is amended to add the word “or” immediately prior to the phrase “with respect to”.

7.    Termination of Relationship; Officer and Director Roles. I acknowledge that my employment with the Company will end on the Termination Date. In addition, I hereby confirm my resignation from all positions as an officer or director of the Company, effective as of the Termination Date. I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me in the future. I understand that this Agreement does not constitute an admission of wrongdoing by any party.
8.    Consultation with Attorney. I acknowledge that the Company is hereby advising me to consult an attorney prior to signing this Agreement. I have had sufficient opportunity to do so.
9.    Interpretation of Agreement; Venue. Nothing herein shall be deemed to restrict or prohibit the Company from enforcing its Recoupment Policy (as set forth in the Compensation Committee Key Practices of the Company). I acknowledge that I am bound by and subject to the Recoupment Policy and that the Recoupment Policy may require reduction or repayment of the Severance Benefits. The parties agree that Indiana law will apply to the interpretation of this Agreement, and that exclusive venue shall exist with the courts of Indiana or the U.S. District Court for the Southern District of Indiana.
10.    Severability. I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.
11.    Period to Consider Agreement and Expiration of Offer. As required by the ADEA and the OWBPA, I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it. If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so. I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company.
12.    Right to Revoke Agreement. I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.

13.    Procedure to Accept or Revoke. To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand-delivery or by mail, and it must be received by the Company within the twenty-one (21) calendar day period that I have to consider this Agreement. To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand-delivery or by mail and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement. All deliveries shall be made to the Company at the following address, marked “Personal and Confidential”: Attention: Andrew Namenye, Chief Legal Officer, 4100 Edison Lakes Parkway, Suite 210, Mishawaka, Indiana 46545. If I choose to deliver my acceptance or revocation notice by mail, it must be: (a) postmarked and received by the above-named individual at the Company within the applicable period stated above; (b) properly addressed to the Company at the address stated above; and (c) sent by certified mail, return receipt requested.

14.    Code Section 409A. In paying the amounts specified above, I acknowledge that the Company makes no representation as to the tax consequences or liability arising from said payments including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). I agree to pay any and all income, excise, and other federal, state, and local taxes which may be determined to be due in connection with the payments described above, and the Company may withhold from any payments such amounts that they determine are required or authorized for tax purposes. The parties acknowledge that the severance benefits payable under this Agreement are intended to be exempt from or comply with Section 409A. The Company shall be entitled to report such payments as required by applicable law. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined by Section 409A. For purposes of Section 409A, the right to receive a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment. In no event may I, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provisions in the Agreement to the contrary, I acknowledge that I am a “specified employee” (within the meaning of Section 409A) as of the effective date of my separation from service with the Company, and, as a result, distribution of the termination benefits specified herein (to the extent that they are subject to and not otherwise exempt or excepted from Section 409A (e.g., under the short-term deferral exception and/or the severance pay exception)) shall not commence earlier than six months after the effective date of my separation from service with the Company. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. Benefits delayed by this provision shall commence on the day after such delay.
15.    Successors and Assigns; Survivability. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Employee and his heirs, executors, administrators and legal representatives. This Agreement shall not be terminate, voluntarily or involuntarily, by the liquidation or dissolution of the Company or by the merger or consolidation of the Company with or into another corporation.
16.    My Representations. I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. I ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED IN THIS AGREEMENT, EXCEPT AS TO ANY ADDITIONAL ONGOING OBLIGATIONS OR RESTRICTIVE COVENANTS TO WHICH I AM ALSO A PARTY, INCLUDING, WITHOUT

LIMITATION, THOSE SET FORTH IN THE EMPLOYMENT AGREEMENT. I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

[Signature Page Follows]

Employee: Signature: /s/ Scott T. Mereness Scott T. Mereness Date: November 16, 2018
Received and agreed to by Lippert Components, Inc. on behalf of itself and all other persons and entities released herein:

By: /s/ Jason D. Lippert
       Jason D. Lippert
        Chief Executive Officer
Date: November 16, 2018

EXHIBIT A

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made this 26th day of February, 2015, between Scott T. Mereness (“Executive”) and Lippert Components, Inc. (the “Corporation”), and is effective as of January 1, 2015 (the “Effective Date”). This Agreement’s purposes are to set forth certain terms of Executive’s employment by the Corporation or one of its affiliates and to protect the Corporation’s knowledge, expertise, customer relationships, and confidential information. The Corporation has several divisions and certain relationships with related companies and other affiliates, including but not limited to Drew Industries Incorporated (“Drew Industries”) and Lippert Components Manufacturing, Inc., as well as other entities (each, an “Affiliate”). To the extent Executive is assigned to an Affiliate by the Corporation, performs services for an Affiliate and/or has access to confidential or proprietary information of an Affiliate, the term “Corporation” as used in this Agreement only, shall also be deemed to include any other Affiliate to which Executive is assigned, for which Executive performs any services and/or about which Executive is exposed to confidential or proprietary information during Executive’s employment relationship with the Corporation.

1.	Employment and Duties.

A.
Employment. The Corporation hereby employs Executive, and Executive accepts employment, under this Agreement’s terms, for the period beginning the Effective Date and ending on December 31, 2017 (the “Employment Period”), unless sooner terminated pursuant to the terms of Section 3 of this Agreement. The Employment Period shall automatically be extended for successive additional one-year periods on January 1st commencing on January 1, 2018 unless either party to this Agreement provides the other party with notice of termination of this Agreement at least sixty (60) days prior to the date on which the Employment Period would be automatically extended for an additional one year, or unless otherwise sooner terminated pursuant to the terms of Section 3 of this Agreement. The principal place of employment and the location of Executive’s principal office and normal place of work shall be at the Corporation’s principal executive offices at its current location in Elkhart, Indiana. Given the geographic scope of the Corporation’s business and the fact that Executive’s duties and responsibilities will be as co-extensive, geographically, as the scope of the Corporation’s business, Executive will be expected to travel to other locations, as necessary, in the performance of Executive’s duties; provided, however, Executive shall at no time be required to change the locale of his residence without his consent.

B.	Title and Duties. Executive will be employed as the President of Lippert Components, Inc. and

President of Drew Industries Incorporated, will be duly appointed an officer of Lippert Components, Inc. and Drew Industries, and will report directly to the Chief Executive Officer of Lippert Components, Inc. Executive will perform such duties, and exercise such supervision and control with regard to the business of the Corporation, as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will devote substantially all of Executive’s business time and energy to Executive’s duties. Executive will maintain operations in Executive’s area of responsibility, and make every reasonable effort to ensure that the employees within that area of responsibility act, in compliance with applicable law and the Corporation’s Guidelines for Business Conduct, as amended from time to time. Executive is subject to all of the Corporation’s employment policies and procedures (except as specifically superseded by this Agreement).

2.	Compensation and Benefits.

A.
Base Salary. Executive’s initial aggregate annual base salary will be $577,500, less applicable withholdings and deductions, payable according to the Corporation’s regular payroll schedule. Executive’s base salary shall be reviewed annually and may be increased in the Corporation’s sole discretion from time to time.

B.
Annual Incentive Compensation. Executive will be eligible to participate in the Corporation’s management incentive compensation plans, adopted by the Corporation from time to time, in the Corporation’s discretion and in accordance with the plans’ terms and conditions.

C.	Equity Awards. Executive will be eligible for stock-based awards in the Corporation’s discretion from time to time.

D.
Employee Benefits. Executive will be eligible to participate in the Corporation’s employee welfare plans (health, dental, life, short-term and long-term disability insurance coverage), retirement or savings plans, and other benefit plans on the same basis as other similarly situated executives, in accordance with the terms of the plans. The Corporation reserves the right to amend or discontinue any plan or policy at any time in its sole discretion. Executive agrees to have an annual comprehensive physical examination at the expense of the Corporation (to the extent not covered by insurance) by a physician of his choice. In addition to the Corporation’s generally available benefits, the Corporation shall provide Executive, at the Corporation’s expense during the term of Executive’s employment:

a.	The Executive shall be eligible to participate in any pension, retirement, deferred compensation, or profit-sharing plan adopted by the Corporation for the benefit of its executives.

ii. To supplement standard long-term disability coverage, the Corporation shall maintain, to the extent such coverage is available on commercially reasonable terms (as determined by the Corporation in its discretion), at no cost to Executive, disability insurance (subject to the terms and conditions of the underlying policy) providing for weekly payments to Executive, in the event Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year. Such payments shall continue for the maximum available term after the commencement of disability.

iii. The Corporation will provide an automobile allowance of $1,000 per month, less applicable withholdings, in accordance with the Corporation’s automobile policy, together with reimbursement for gasoline, customary insurance, maintenance and registration fees on presentation of expense vouchers, to be used in connection with the business of the Corporation.

iv. Executive shall be entitled to a vacation in each year during the Employment Period of not less than 3 weeks. Executive shall not be entitled to any additional payout for unused vacation during any given year.

E.
Expenses. All travel and other expenses incident to the rendering of services by Executive hereunder in accordance with the travel policies of the Corporation will be paid by the Corporation. If any such expenses are paid in the first instance by Executive, the Corporation will reimburse him therefore on presentation of expense vouchers.

3.	Term and Termination of Employment.

A.	Term. This Agreement shall continue in full force and effect during the Employment Period until terminated as set forth in Section 1 or as otherwise set forth under Section 3.B below.

B.	Termination.

i.	By Mutual Agreement. The parties may terminate Executive’s employment at any time by mutual agreement.

ii.	By the Corporation without Cause. The Corporation may terminate Executive’s employment without Cause upon 90 days’ prior written notice.

iii.
By the Corporation with Cause. The Corporation may terminate Executive’s employment at any time for Cause. “Cause” means Executive’s (a) willful and continued failure to follow the Corporation’s reasonable direction or to perform any duties reasonably required of Executive (other than any such failure resulting from his disability or from termination by Executive for Good Reason), after written demand for substantial performance is delivered to Executive specifying in reasonable detail the manner in which Executive has not performed, and Executive has not remedied such failure within 30 days after notice thereof, (b) material violation of, or failure to act upon or report known or suspected violations of, the Corporation’s Guidelines for Business Conduct, as amended from time to time, (c) conviction of, or a plea of nolo contendere with respect to, any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Executive’s employment, (e) material breach of this Agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof by Executive after notice thereof, or two or more such breaches in any two month period, or (f) one or more instances of willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Corporation’s interests. In such event, Executive shall be entitled to no further compensation or payments from the Corporation other than earned but unpaid salary or benefits. In any instance where the Corporation may have grounds for Cause, failure by the Corporation to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

iv.
By Executive without Good Reason. Executive may resign and terminate Executive’s employment at any time for any reason, including due to Executive’s retirement, upon 90 days’ prior written notice. In such event, Executive shall be entitled to no further compensation or payments from the Corporation other than earned but unpaid salary or benefits.

v.
By Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason, as defined below, upon 90 days’ prior written notice. Executive must give the Corporation written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days after becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good

Reason are reasonably capable of being remedied, the Corporation will have 90 days to remedy such circumstances. “Good Reason” will exist if the Corporation takes any of the following actions, without Executive’s consent: (a) materially reduces Executive’s base salary other than in connection with a general reduction affecting a group of employees or, to the extent deemed minimally necessary by the Board in good faith, in response to the Board’s failure to receive stockholder approval, on an advisory basis, of the Corporation’s executive compensation program at the Annual Meeting of Stockholders of Drew Industries; (b) moves Executive’s primary work location from its principal executive offices or more than 100 miles; (c) assigns to Executive any duties materially inconsistent in any respect with Executive’s position (including status, offices, titles and reporting relationships) as contemplated by Section 1 or otherwise makes changes that substantially diminish Executive’s position, authority, duties or responsibilities, excluding an insulated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Corporation; or (d) any other material breach of this Agreement by the Corporation that is not remedied within the time period specified above after written notice thereof.

vi.
Due to Executive’s Death or Disability. Executive’s employment will terminate automatically if Executive dies, effective as of the date of Executive’s death. The Corporation may, upon 30 days’ prior written notice, terminate Executive’s employment due to Executive’s physical or mental disability that renders Executive incapable of performing the essential functions of Executive’s job, with or without reasonable accommodation, and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Corporation will determine whether Executive has incurred a disability based on its own good faith determination, and may require Executive to submit to reasonable physical and mental examinations for this purpose. In the absence of agreement between the Corporation and Executive (or his legal representative), each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to disability.

4.	Severance and Death/Disability Benefits.

A.
Circumstances under Which Severance Benefits Payable. Executive will be entitled to the severance benefits described in Section 4.B (“Severance Benefits”) only if Executive’s employment during the Employment Period is terminated by the Corporation without Cause under Section 3.B(iii)

(including if the Corporation terminates Executive’s employment without Cause within 120 days following the expiration of the original Employment Period or any subsequent one-year period as described in Section 1, as applicable, but excluding death or disability) or is terminated by Executive for Good Reason under Section 3.B(v). Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “Separation from Service” under Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”) and will be referred to herein as a “Termination.” For purposes of this Agreement, Executive will be considered to have experienced a Termination as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will provide no further services after such date or that the level of bona fide services that Executive is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. In consideration of the Severance Benefits in this Agreement, Executive waives any payments or benefits to which Executive otherwise might be or become entitled under any severance plan or program of the Corporation.

B.
Severance Benefits. Subject to Section 4.C, Executive shall be entitled to the following Severance Benefits if Executive experiences a Termination under the circumstances described in Section 4.A above:

i.	An amount equivalent to two times Executive’s annual base salary (at the highest annualized rate in effect at any time within two years of the date of Executive’s Termination).

ii.
An amount equivalent to two times Executive’s average bonus or incentive compensation actually paid to Executive, if any, during the 36-month period immediately preceding his Termination (excluding equity awards, payments under any long-term or similar benefit plan, or any other special or one-time bonus or incentive compensation payments, and provided that the three-year average shall not exceed Executive’s then-current annual base salary).

iii.
Amounts payable under a then-current management incentive plan will be paid out to Executive in accordance with the terms thereof. All stock-based awards granted to Executive that vest solely on the passage of time and which have not vested as of the date of Executive’s Termination shall immediately vest and become exercisable pursuant to the terms thereof. Awards that vest upon the achievement of one or more performance goals, such as performance stock awards, will terminate in accordance with their terms.

iv.
A lump sum payment, minus applicable deductions, including deductions for tax withholding, to offset costs of COBRA equal to the current COBRA premium in effect at the date of Termination, multiplied by 12, which amount will be paid within 30 days following the Starting Date (defined below).

v.
Outplacement services, for a time period (not less than 6 months following the Starting Date (defined below)) established by the Corporation, consistent with those provided to similarly situated executives provided by an outplacement firm selected by the Corporation in its sole discretion, and at the expense of the Corporation.

Except as provided in Section 4.F or as otherwise provided herein, the Severance Benefits in Sections 4.B(i)-(ii) will be paid out, minus applicable deductions, including deductions for tax withholding, in equal weekly payments on the regular payroll cycle over the 24-month period following Executive’s Termination. Except as provided in Section 4.F or as otherwise provided herein, commencement of the Severance Benefits shall begin on the first payroll date following the date on which Executive's release of claims under Section 4.C becomes effective (but only if such release becomes effective within the 75-day period following Executive's Termination) (the “Starting Date”); provided, that the payment of Severance Benefits required under this Section 4 shall be made or commence (as applicable) in the second calendar year if such 75-day period begins in one calendar year and ends in the subsequent calendar year. If Executive revokes or does not sign the Release Agreement during such 75-day period, no severance or other benefits shall be payable hereunder. The first payment on the Starting Date shall include those payments that would have been previously paid if the payments of the severance compensation had begun on the first payroll date following the date of Executive’s Termination. Executive’s entitlement to the payments of the severance compensation described in Sections 4.B(i)-(ii) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any other benefits received by Executive from another employer, except as provided in Section 4.C below.

C.	Separation Agreement and Release Required. In order to receive any Severance Benefits or Disability Benefits (defined in Section 4.E below) under this Agreement, Executive must timely sign and not revoke a separation agreement and release of claims (containing a full and complete release by Executive of any and all claims of every kind and nature against the Corporation) in a form acceptable to and determined by the Corporation in its discretion. The Corporation shall provide to Executive a form of separation agreement and release of claims no later than three (3) days following Executive’s date of Termination. If Executive does not timely execute and deliver to the Corporation such separation agreement and release, or if Executive does so, but then revokes it if permitted by and within the time required by applicable law, the Corporation will have no obligation to pay or provide any of the Severance Benefits or Disability Benefits to Executive. It is expressly understood that the Corporation’s payment obligations under Section 4.B or 4.E, respectively, shall cease in the event Executive breaches any of his agreements in Section 5 hereof and, in the event of any such breach, Executive shall repay in cash immediately to the Corporation any amounts previously paid to Executive under Section 4.B or 4.E, respectively.

D.
Death Benefits. In addition to earned but unpaid salary and benefits, Executive (and his estate, beneficiaries or any other person legally claiming through him) shall be entitled to the following compensation if Executive experiences a Termination because of death (“Death Benefits”): The Corporation shall continue to pay to the heir or designee of Executive (i) Executive’s base salary for a period of one year from the date of death of Executive, and (ii) Executive’s incentive compensation (excluding equity awards), which Executive would have been entitled to receive at the completion of the year of Executive’s death but for such termination. The base salary portion of Death Benefits will be paid out, minus applicable deductions, including deductions for tax withholding, in equal weekly payments on the regular payroll cycle. Incentive compensation will be calculated and paid in accordance with the terms of the applicable plan. All stock-based awards granted to Executive, other than awards granted under a long-term incentive plan, which have not vested as of the date of Executive’s Termination shall immediately vest and become exercisable pursuant to the terms thereof. Awards granted under a long-term incentive plan, such as performance stock awards, will remain outstanding subject to their terms. All shares of stock deliverable pursuant to outstanding DSUs awarded to Executive will be delivered to the heir or designee of Executive pursuant to the terms thereof.

E.
Disability Benefits. In addition to earned but unpaid salary and benefits, Executive shall be entitled to the following compensation if Executive experiences a Termination because of disability (“Disability Benefits”): The Corporation shall pay to Executive (i) the difference between Executive’s base salary and the amount of disability payments received by the Executive pursuant to disability insurance provided in accordance with this Agreement, for a period of one year from the date of Executive’s Termination, and (ii) Executive’s incentive compensation (excluding equity awards), which Executive would have been entitled to receive at the completion of the year of Executive’s Termination but for such termination. Except as provided in Section 4.F or as otherwise provided herein, the base salary portion of Disability Benefits will be paid out, minus applicable deductions, including deductions for tax withholding, in equal weekly payments on the regular payroll cycle. Incentive compensation will be calculated and paid in accordance with the terms of the applicable plan. All stock-based awards granted to Executive, other than awards granted under a long-term incentive plan, which have not vested as of the date of Executive’s Termination shall immediately vest and become exercisable pursuant to the terms thereof. Awards granted under a long-term incentive plan, such as the performance stock awards, will remain outstanding subject to their terms. All shares of stock deliverable pursuant to outstanding DSUs awarded to Executive will be delivered pursuant to the terms thereof. Additionally, a lump sum payment, minus applicable deductions, including deductions for tax withholding, to offset costs of COBRA equal to the current COBRA premium in effect at the date of Termination, multiplied by 12, which amount will be paid within 30 days following Termination.

F.
Compliance with Section 409A. If Executive is a “Specified Employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Corporation) at the time of Executive’s Termination and any amount that would be paid to Executive during the six-month period following Termination constitutes “Deferred Compensation” (within the meaning of Section 409A), such amount shall not be paid to Executive until the later of (i) six months after the date of Executive’s Termination, and (ii) the payment date or commencement date specified in this Agreement for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if Executive dies during the six-month period, the first payroll date following the death), all payments that were delayed pursuant to the preceding sentence shall be paid to Executive in a single lump sum and thereafter all payments shall be made as if there had been no such delay. All Severance Benefits described in Section 4.B shall be paid by, and no further severance compensation shall be paid or payable after, December 31 of the second calendar year following the year in which Executive’s Termination occurs. Severance Benefits under this Agreement are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments hereunder that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

5.	Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants

A.	The Corporation’s Property.

i.
Assignment of Property Rights. Executive must promptly disclose in writing to the Corporation all inventions, designs, discoveries, processes, procedures, methods and works of authorship, and any improvements or modifications thereon, whether or not patentable or copyrightable, that Executive alone or jointly conceives, makes, discovers, writes or creates, during working hours or on Executive’s own time, during this Agreement’s term (the “Works”). Executive hereby assigns to the Corporation all Executive’s rights, including copyrights and patent rights, and any applications with respect thereto, to all Works, whether or not marketed or utilized by the Corporation. The Corporation or its designee shall have the sole and exclusive right to take whatever action it deems appropriate to establish and protect its ownership thereof, and Executive must assist the Corporation as it reasonably requires to perfect, protect, and use its rights to the Works. This provision does not apply to any Work for which no Corporation equipment, supplies, facility or trade secret information was used and: (1) which does not relate directly to the Corporation’s business or actual or demonstrably anticipated research or development, or (2) which does not result from any work performed for the Corporation.

ii.
No Removal of Property. Executive may not remove from the Corporation’s premises any Corporation records, documents, data or other property, in either original or duplicate form, except as necessary in the ordinary course of the Corporation’s business.

iii.	Return of Property. Executive must immediately deliver to the Corporation, upon termination of employment, or at any other time at the Corporation’s request, all Corporation property, including records, documents, data (electronically stored or otherwise), and equipment, and all copies of any such property, including any records or data Executive prepared during employment. Additionally, Executive will, if required by the Corporation, provide the Corporation with a signed written statement disclosing and verifying whether Executive has returned all Corporation property previously in Executive’s possession, custody or control.

B.
Confidential Information. Executive has been and will be given access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) in the course of Executive’s employment which is of unique value to the Corporation. Examples of Confidential Information include: inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; and supplier and vendor lists and other information which is not generally available to the public. Executive agrees not to disclose, publish or use Confidential Information, either during or after Executive’s employment with the Corporation, except as necessary to perform Executive’s duties or as the Corporation may consent in writing, and for no other purpose. The confidentiality obligations set forth herein shall continue indefinitely, for so long as the Confidential Information remains confidential (and Executive understands that Executive will not be relieved of Executive’s obligations if the Confidential Information loses its confidential nature because of a breach of any of Executive’s obligations to the Corporation). If this Agreement is enforced by a court applying the law of a jurisdiction where a time frame is required for a non-disclosure provision to be enforceable with respect to information that does not rise to the level of a trade secret, then Executive’s obligations with respect to such information will be in effect during Executive’s employment with the Corporation and for three years thereafter.

C.
Non-Disparagement. Executive agrees not to criticize, make any negative comments about or otherwise disparage the Corporation or those associated with it, whether orally, in writing, electronically or otherwise, directly or by implication, to any person or entity, including Corporation customers or agents.

D.	Restrictive Covenants. Executive agrees to the restrictive covenants in this Section in consideration of Executive’s employment and/or continued employment and the Corporation providing Executive access to Confidential Information, which consideration Executive agrees is adequate and good. The restrictive covenants in this Section apply during Executive’s employment and for 24 months immediately following the termination of Executive’s employment relationship with the Corporation, regardless of how, when or why the relationship terminates (the “Restricted Period”). During the Restricted Period, Executive agrees that he will not, without the Corporation's prior written consent, directly or indirectly, engage in any of the following activities:

i.	Non-Solicitation. Executive will not:

(a)
Solicit, conduct business with, provide Competitive Products to, or accept business from, any person or entity: (1) who was a Corporation Customer for the purpose of marketing, selling or providing Competitive Products or otherwise engaging in a business competitive with the Corporation’s business. This restriction shall apply, reasonably and narrowly, only to those Customers with whom Executive had contact for or on behalf of the Corporation, for whom Executive provided services or supervised employees who provided those services, or about whom Executive learned Confidential Information, in each case at any time during Executive’s final two years of employment with the Corporation; or (2) was a prospective customer of the Corporation solicited by the Corporation within the 12 months preceding the termination of Executive’s employment relationship with the Corporation and with whom Executive had contact for the purposes of soliciting the person or entity to become a customer of the Corporation, or supervised employees who had those contacts, or about whom Executive learned Confidential Information during employment related to the Corporation’s provision of products and services to such person or entity;

(b)
Raid, hire, employ, recruit or solicit any individual who is (or who was, within the six months prior to the termination of Executive’s employment relationship with the Corporation) a Corporation employee or consultant, to leave the Corporation to join a Competitor;

(c)
Induce or influence any Corporation employee or consultant who possesses Confidential Information of the Corporation to terminate his, her or its employment or other relationship with the Corporation; or

(d)	Assist anyone in any of the activities listed above.

ii.	Non-Competition. Executive will not:

(a)	Perform Competitive Services in the Restricted Area for or on behalf of any Competitor, with respect to Competitive Products; or

(b)	Assist anyone in any of the activities listed above.

iii.	Definitions.

(a)
“Restricted Area.” Because of the nature of the Corporation’s business and the nature of Executive’s duties and responsibilities for the Corporation, Executive’s obligations under this Section 5.D shall apply in each of the following geographic areas, which shall collective be defined as the “Restricted Area”: (1) the State of Indiana, (2) Elkhart County, Indiana, and the contiguous counties thereto (including the contiguous counties in the State of Michigan), and (3) an area within a 100 mile radius of any office, facility and/or manufacturing operation of the Corporation at which or from which Executive performed any executive, operational, managerial, supervisory and/or related administrative services for or on behalf of the Corporation at any time during the 24 months immediately preceding the termination of Executive’s employment relationship with the Corporation.

(b)
“Competitor” is any individual or entity (including a Customer) that engages in the business (in whole or in any part) of the Corporation, and which provides products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for the products and/or services offered by the Corporation in the business, as of the date on which Executive’s employment relationship with the Corporation terminates.

(c)
“Competitive Products” are products and/or services that are the same as, substantially similar to (in terms of type, brand or purpose) or a competitive alternative for the products and/or services offered by the Corporation in the business, including but not limited to products: (i) regarding which Executive performed any services for the Corporation at any time during the 24-month period preceding the termination of Executive’s employment relationship with the Corporation; and/or (ii) about which Executive had access to any Confidential Information at any time during the 24-month period preceding the termination of Executive’s employment relationship with the Corporation.

(d)
“Competitive Services” are executive, operational, managerial, supervisory and/or related administrative services that are the same as or substantially similar to (in terms of type or purpose) the services Executive performed for or on behalf of the Corporation at any point during the 24-month period preceding the termination of Executive’s employment relationship with the Corporation.

(e)
“Customer” means any individual or entity as to which, with or to whom, within the 24-month period immediately preceding the termination of Executive’s employment with the Corporation: (i) any products or services were provided by the Corporation, or (ii) any contract was entered into with the Corporation for the provision of any products or services.

iv.
To the extent Executive and the Corporation agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Executive and the Corporation acknowledge and agree that such different or inconsistent terms shall not in any way affect, have relevance to or supersede the Restrictive Covenants contained herein.

v.
The foregoing shall not be deemed to prevent Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934 and, if the company in which such investment is made competes with the Corporation, such investment represents less than one (1%) percent of the outstanding securities of such class.

Executive has carefully considered the nature and extent of the restrictions placed upon Executive, and the rights and remedies of the Corporation contained in Section 5 of this Agreement, and acknowledges and agrees that they are reasonable as to time, territory, and activity; are designed to eliminate unfair competition to the Corporation; do not stifle Executive’s inherent skill and experience or prohibit Executive from being gainfully employed in Executive’s chosen profession; are fully required to protect the legitimate interests of the Corporation; and do not confer a benefit upon the Corporation disproportionate to the restrictions imposed upon Executive, or the consideration given therefor.

E.
Cooperation and Indemnification. Executive agrees to cooperate fully (i) with the Corporation in the investigation, prosecution or defense of any potential claims or concerns regarding the Corporation’s business about which Executive has relevant knowledge, including by providing truthful information and testimony as reasonably requested by the Corporation, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Corporation. The Corporation will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation. The Corporation will indemnify Executive, in accordance with the Delaware General Corporation Law, for all claims and other covered matters arising in connection with Executive’s employment.

F.
Injunctive Relief. Executive agrees that Executive’s agreements and undertakings contained herein are valuable and unique and that in the event of a breach, or threatened breach, by Executive of the terms hereof (a) legal remedies (money damages) for any breach of Section 5 will be inadequate, (b) the Corporation will suffer immediate and irreparable harm from any such breach, and (c) the Corporation will be entitled to injunctive relief from a court in addition to any legal remedies the Corporation may seek. If a court determines that Executive has breached any provision of Section 5, Executive agrees to pay to the Corporation its reasonable costs and attorney’s fees incurred in enforcing that provision. Any claim Executive has against the Corporation shall not be used by Executive as a defense to the enforcement of the provisions of Section 5 of this Agreement and will not be used to prohibit the Corporation from seeking or obtaining injunctive relief against Executive.

6.	Miscellaneous.

A.
Recoupment. Any and all payments made or required to be made and pursuant to this Agreement shall be subject to repayment to the Corporation by Executive (and the successors, assigns, heirs, estate and personal representative of the Executive) pursuant to the terms of any clawback, recoupment or other policy implemented from time to time by the Corporation, as amended (the “Recoupment Policy”). As additional consideration for any payment or award granted to Executive, Executive agrees to be bound by and subject to the Recoupment Policy as in effect at any time and from time to time, as amended (whether before, at or after the granting or payment of any award).

B.
Adequacy of Consideration. Executive acknowledges and agrees that he has received, prior to or contemporaneously with the Effective Date, adequate consideration from the Corporation to enter into this Agreement.

C.	Survival. The provisions of Sections 5 and 6 shall survive any termination of this Agreement. The parties also agree that Executive’s obligations under Section 5 remain in effect regardless of any reason that his employment with the Corporation ends.

D.	Tax Withholding. All compensation payable under this Agreement will be subject to applicable tax withholding and other required or authorized deductions.

E.
Compensation Subject to Plan. All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated Equity Award and Incentive Plan, as amended and restated from time to time.

F.
Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive office and to Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

G.
Assignment. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives. Executive may not assign this Agreement. The Corporation may assign this Agreement. This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Corporation or by the merger or consolidation of the Corporation with or into another corporation. Any successor to the Corporation will be deemed to be the Corporation under this Agreement.

H.
Entire Agreement; Amendment. This Agreement contains the parties’ entire agreement regarding its subject matter. Except as modified by a court of competent jurisdiction pursuant to the blue pencil doctrine or otherwise, this Agreement may only be amended in a writing signed by the parties. This Agreement supersedes any and all prior oral or written employment agreements (including letters and memoranda) between Executive and the Corporation or its predecessors. This Agreement does not supersede the terms of any stock option, restricted stock, or stock appreciation rights plan or award, or the terms of the Change of Control Agreement dated April 9,

2012. Nothing in this Agreement, nor any fixing of compensation in the form of base salary, bonus, stock-based awards, deferred compensation, or otherwise, shall prevent the Corporation from granting to Executive additional compensation in the form of cash, salary increase, stock-based awards, deferred compensation or otherwise.

I.
Choice of Law. This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court located in Indianapolis, Indiana over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

J.
Waivers. No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy.

K.	Headings. The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

L.
Narrowed Enforcement and Severability. If any provision or clause of this Agreement, or any portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion. It is the intention of the parties that each of the restrictions in Section 5.D be severable, and, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, invalid or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and in its reduced form, such provision shall then be enforceable and shall be enforced.

M.	Attorney’s Fees. In the event of any proceeding involving a claim or dispute arising under this

Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorney’s fees, incurred by the prevailing party in such proceeding.

N.
Payment of Deferred Compensation - Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Corporation be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. The Corporation shall have no obligation to indemnify or otherwise hold Executive harmless from any such taxes, interest or penalties, or from liability for any damages related thereto.

O.
Electronic Transmission/Counterparts. The executed version of this Agreement may be delivered by facsimile or email, and upon receipt, such transmission shall be deemed delivery of an original. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one document.

[Signature Page Follows]

LIPPERT COMPONENTS, INC.	EXECUTIVE

By: /s/ Jason D. Lippert	/s/ Scott T. Mereness
Name: Jason D. Lippert	Name: Scott T. Mereness
Its: Chief Executive Officer

EXHIBIT B

EXHIBIT B

SCHEDULE OF SEVERANCE BENEFITS
(Termination Date of 11/16/18)

This Exhibit B to the Separation and General Release Agreement (“Agreement”) entered into between Scott T. Mereness and Lippert Components, Inc. on November 16, 2018, sets forth the Severance Benefits payable pursuant to Paragraph 3 of the Agreement, subject to the terms and conditions of the Agreement, and fully satisfies the Severance Benefits described in Section 4.B of the Employment Agreement. Capitalized terms not defined in this Exhibit B have the definitions prescribed for such terms in the Agreement.

Payment Description	Timing of Payment/Notes
(1) $151,680, which is equal to 90 days base salary in lieu of notice.	$151,680, less applicable deductions, payable in a lump sum, on November 30, 2018.
(2) $1,213,442 (2x annual base salary of $606,721), payable in equal weekly payments on the Company’s regular payroll cycle over 24-month period following the Termination Date. (See Employment Agreement Section 4.B.i)

$11,667.71 weekly, less applicable deductions, beginning on January 4, 2019 and ending on November 16, 2020. (Begins on the Starting Date, but with first payment including accrual for period from Termination Date until Starting Date.)

Pursuant to Section 4.B of the Employment Agreement, the first payment will be made on the first payroll date following the date that the Agreement becomes effective (the “Starting Date”), which shall be not earlier than January 1, 2019. In addition, any portion of this amount that constitutes deferred compensation under Section 409A shall be held and not paid until the first payroll date following May 16, 2019.

(3) $1,213,442 (2x average bonus paid during prior 36-month period (avg. = $1,800,362), average not to exceed current base salary of $606,721), payable in equal weekly payments on the Company’s regular payroll cycle over 24-month period following the Termination Date. (See Employment Agreement Section 4.B.ii)

$11,667.71 weekly, less applicable deductions, beginning on January 4, 2019 and ending on November 16, 2020. (Begins on the Starting Date, but with first payment including accrual for period from Termination Date until Starting Date.)

{2015 = $1,301,690; 2016 = $2,875,865; 2017 = $1,223,531}

Pursuant to Section 4.B of the Employment Agreement, the first payment will be made on the first payroll date following the Starting Date, which shall be not earlier than January 1, 2019. In addition, any portion of this amount that constitutes deferred compensation under Section 409A shall be held and not paid until the first payroll date following May 16, 2019.

(4) $218,420, which the parties agree represents the 2018 Annual Incentive Plan award (See Employment Agreement Section 4.B.iii)	Paid in lump sum, less applicable deductions, on the Starting Date.
(5) $17,796, which represents the current COBRA premium in effect at the Termination Date x 12. (See Employment Agreement Section 4.B.iv)	Paid in lump sum, less applicable deductions, on the Starting Date.

(6) Outplacement services consistent with those provided to similarly situated executives provided by an outplacement firm selected by the Company in its sole discretion, and at the expense of the Company. (See Employment Agreement Section 4.B.v)
		For a time period (not less than 6 months following the Starting Date) established by the Company.
(7) The parties agree that the following list of stock-based awards includes all of the awards currently held by Mereness and that such awards shall be treated in the manner indicated under the “Treatment” heading below. Each award is subject to the terms and conditions of its respective award agreement.

Grant Date	Award Description	Shares*	Treatment**
Time-Based Vesting Units
12/31/10	Q4 2010 Salary Deferral	795	Vested shares (convert subject to Section 409A)
02/15/11	2010 Bonus Deferral	18,424	Vested shares (convert subject to Section 409A)
11/20/13	2013 5-Year DSU	999	Vest, net of tax withholdings (subject to 409A)
11/20/14	2014 5-Year DSU	1,920	Vest, net of tax withholdings (subject to 409A)
02/10/16	2016 3-Year DSU	4,096	Vest upon separation of service and shares issued accordingly, net of tax withholdings
03/15/17	2017 3-Year DSU	3,860	Vest upon separation of service and shares issued accordingly, net of tax withholdings
03/01/18	2018 3-Year RSU	5,451	Vest upon separation of service and shares issued accordingly, net of tax withholdings
Performance-Based Vesting Units
02/10/16	2016 LTI (EPS Performance)	36,979	Forfeited
03/15/17	2017 LTI (EPS Performance)	12,576	Forfeited
03/15/17	2017 LTI (ROIC Performance)	11,507	Vest upon separation of service and shares issued accordingly, net of tax withholdings
03/01/18	2018 PSU (EPS Performance)	11,846	Forfeited
03/01/18	2018 PSU (ROIC Performance)	5,428	Forfeited
	Total Shares Vested:	47,052
* Includes applicable dividend equivalent units.
** Treatment determined as per the respective equity award agreement.